                                                                    EXHIBIT 12.1


STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------------------------------------
                                                             1997           1998          1999          2000          2001
                                                             ----           ----          ----          ----          ----
                                                                                     (in thousands)
EARNINGS
        Income From Continuing Operations *                  61,925        53,885        72,856        65,951        92,533
        Fixed Charges                                        35,458        30,915        34,305        55,621        72,217
        Distributed Income of
            Equity Investment                                     -             -             -             -        40,800
        Capitalized Interest                                 (1,478)         (795)       (2,133)       (4,559)       (4,000)
                                                      ----------------------------------------------------------------------
            Total Earnings                                   95,905        84,005       105,028       117,013       201,550
                                                      ======================================================================

FIXED CHARGES
        Interest Expense                                     33,707        29,784        31,563        48,982        66,057
        Capitalized Interest                                  1,478           795         2,133         4,559         4,000
        Rental Interest Factor                                  273           336           609         2,080         2,160
                                                      ----------------------------------------------------------------------
            Total Fixed Charges                              35,458        30,915        34,305        55,621        72,217
                                                      ======================================================================


RATIO:  EARNINGS / FIXED CHARGES                               2.70          2.72          3.06          2.10          2.79
                                                      ======================================================================

        * Excludes minority interest, extraordinary loss and undistributed equity earnings.